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EXHIBIT 99.4


             CENDANT CORPORATION TO SELL HEBDO MAG INTERNATIONAL TO
            HEBDO MANAGEMENT FOR APPROXIMATELY SEVEN MILLION SHARES
                OF CENDANT COMMON STOCK AND $410 MILLION IN CASH

PARSIPPANY, NEW JERSEY, August 12, 1998 - Cendant Corporation (NYSE:CD) today announced it has agreed to sell 100% of its Hebdo Mag International subsidiary to a company organized by Hebdo management for approximately seven million shares of Cendant common stock and $410million in cash. Hebdo Mag International is a worldwide pubisher, including via the internet, and distributor of classified advertising information with operations in 14 countries. The transaction is expected to be completed in the fourth quarter of 1998.

The sale of Hebdo Mag is part of a program by Cendant management to undertake various strategic alternatives to enhance shareholder value by focusing on Cendant's business model. The Company also announced that it has engaged Credit Suisse First Boston to analyze strategic alternatives in regard to the potential 100% IPO or third party sale of its entire consumer software business unit which includes Knowledge Adventure, Blizzard Entertainment, Davidson & Associates and Sierra On-Line.

Henry R. Silverman, Cendant Chairman, President and CEO stated: "We have no comparative advantages as owners or managers of Hebdo or our software businesses. Accordingly, we have determined these units do not fit within our future business model. The sale of Hebdo will be neutral to 1998 earnings per share and will add one cent to 1999 earnings per share. In addition, this transaction will generate an after tax book gain of more than $250 million."

"I am confident the Hebdo transaction and the anticipated future sale of Cendant's consumer software businesses will further sharpen our Company's focus on providing service excellence to our key constituents including corporate clients, franchisees and business partners. Cendant remains a premier provider of business and consumer services throughout the world. We will cotninue to leverage our strengths in our travel, real estate and direct marketing businesses."

Cendant will immediately classify Hebdo Mag and the consumer software businesses as discontinued operations, and will report financial results for these units on this basis when the Company restates its financial results. The sale of Hebdo Mag is conditioned upon, among other things, the receipt of certain governmental approvals and financing.

Hebdo Mag management stated: "We welcome the challenge to continue the growth of Hebdo Mag International which, in just 12 years, has become the world's leading classified advertising information company, reaching 300 million consumers worldwide."

Cendant (NYSE:CD) is the world's premier provider of consumer and business services. Cendant operates in three principal segments: Travel Services, Real Estate Services and Alliance Marketing. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide; the largest provider of vacation exchange services; a leading fleet management company; the UK's largest private car park operator; and a leading motorist assistance group in the UK. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices; a major provider of mortgage services to consumers; and a global leader in corporate employee relocation. In Alliance Marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers


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of its affinity partners. Headquartered in Parsippany, NJ, the company has more than 40,000 employees, operates in over 100 countries.

Media Contact:                                       Investor Contact:
Elliot Bloom                                         Denise L.  Gillen
Vice President                                       Vice President
Corporate Communications                                      Investor Relations
Cendant Corporation                                  Cendant Corporation
973-496-8414 or                                      973-496-7303

Jim Fingeroth
Roanne Kulakoff
Kekst and Company
212-521-4800